Exhibit 99.1

NEWS
RELEASE

FOR IMMEDIATE RELEASE
CONTACT: Chris L. Nines
(512) 434-5587
TEMPLE-INLAND COMPLETES SALE OF 1.55 MILLION ACRES
OF TIMBERLAND FOR $2.38 BILLION
     AUSTIN, TEXAS, October 31, 2007—Temple-Inland Inc. (NYSE: TIN) today announced that it completed its previously announced sale of 1.55 million acres of timberland for $2.38 billion to an investment entity affiliated with The Campbell Group, LLC. The acreage included in the sale consists of 1.38 million acres of land owned in fee and leases covering 175,000 acres. The transaction is part of the Company’s transformation plan announced in February of this year.
     The total consideration consisted almost entirely of notes due in 2027. In early December, the Company expects to pledge these notes as collateral for a non-recourse loan. Loan proceeds, after paying current taxes and transaction costs related to the timberland sale, are anticipated to be approximately $1.8 billion. The Company expects to use the majority of these proceeds to pay a special dividend, which is currently estimated to be approximately $1.1 billion, or $10.25 per share, to its common stockholders. The remaining approximately $700 million of the cash proceeds will be used to reduce debt.
     The transaction includes a 20-year fiber supply agreement for pulpwood and a 12-year fiber supply agreement for sawtimber, the terms of which are both subject to extension. Fiber will be purchased at market prices. The agreements further require that the timberlands will continue to be managed and third-party certified under the requirements of the Sustainable Forestry Initiative® Standard. In addition, The Campbell Group has agreed to continue Temple-Inland’s high conservation standards and focus on environmental stewardship.
     Temple-Inland reiterated that it is on track to complete its transformation plan by the end of 2007.
     Goldman, Sachs & Co., and Citigroup Global Markets Inc. served as financial advisers and Sutherland Asbill & Brennan LLP served as legal adviser to Temple-Inland in connection with the transaction. Morrison & Foerster LLP and Schwabe, Williamson & Wyatt served as

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legal advisers to The Campbell Group in connection with the transaction. Stewart Title Guaranty Co. was the provider of title insurance and settlement services for this transaction, coordinated by its National Title Services division.
     Temple-Inland Inc. operates four business segments: corrugated packaging, forest products, real estate and financial services. Temple-Inland’s common stock (TIN) is traded on the New York Stock Exchange. Temple-Inland’s address on the World Wide Web is www.templeinland.com.
     The Campbell Group, LLC is a full-service timberland investment management company headquartered in Portland, Oregon. The company is focused exclusively on acquiring and managing high quality, investment grade forestland on behalf of institutional investors to produce superior risk-adjusted returns. The Campbell Group’s address on the World Wide Web is www.campbellgroup.com.
This release contains “forward-looking statements” within the meaning of the federal securities laws. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to: general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including the costs of raw materials, purchased energy, and freight; demand for new housing; accuracy of accounting assumptions related to pension and postretirement costs, impaired assets, and the allowance for credit losses; competitive actions by other companies; changes in laws or regulations and actions or restrictions of regulatory agencies; our ability to execute certain strategic and business improvement initiatives, including the Transformation Plan; closing the transactions described in this report; and other factors, many of which are beyond our control.

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